Exhibit 99.1

BGC Partners Completes Offering of $300 Million of 5.375% Senior Notes due 2019

NEW YORK, NY – December 9, 2014 – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”) today announced the closing of its offering of $300 million aggregate principal amount of 5.375% senior notes (the “notes”).

The notes are general senior unsecured obligations of BGC Partners, Inc., will pay interest semi-annually at a rate of 5.375% per annum, and will mature on December 9, 2019.

BGC intends to use the net proceeds from the offering to finance potential strategic alliances and acquisitions, including to finance in whole or in part the Company’s proposed purchase of all of the outstanding shares of GFI Group Inc., if such purchase is completed, and for general corporate purposes, including the repayment of outstanding indebtedness.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, the Company undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

CONTACTS

Media: Hannah Sloane 212-294-7938 Sarah Laufer 212-915-1008	Investors: Jason McGruder 212-829-4988 Jason Chryssicas 212-915-1987

###